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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

SHARES OF NEWLY RESTRUCTURED PHILIP SERVICES CORPORATION TO COMMENCE TRADING APRIL 17, 2000

Hamilton, Ontario, April 14, 2000: Philip Services Corporation today announced that The Toronto Stock Exchange ("TSE") and NASDAQ have notified the Company that the shares of Philip Services Corp. will be delisted on the TSE and will cease trading on the NASDAQ Electronic Bulletin Board at the close of trading on Friday April 14, 2000.

The shares of the newly restructured company, Philip Services Corporation, will be posted for trading on Monday April 17, 2000 at the market opening on the TSE under the stock symbol "PSC" and on the NASDAQ OTC market under the stock symbol "PHVC".

Existing shareholders of Philip Services Corp. will receive their pro rata share of 480,000 common shares of the restructured company, or one share for every 273 they hold as of the close of trading on the TSE record date of April 19, 2000. American Securities Transfer & Trust, Inc., Philip Services Corporation's U.S. transfer agent, will manage the share issuance. It is expected the distribution of these new shares to existing shareholders will occur within one week after the record date.

Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe. Philip provides diversified metals services, together with by-products management and industrial outsourcing services, to all major industry sectors.

                                     # # #

Contact:
         Lynda Kuhn
         Senior Vice President Public Affairs
         (905) 540-6702




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